UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.          )

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United Rentals, Inc.

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UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

April 29, 2008

Dear Fellow Stockholders:

I am pleased to invite you to this year’s annual meeting of stockholders, which will be held on Wednesday, June 11, 2008, at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901.

The meeting will start at 2:00 p.m. local time.

I appreciate your continued confidence in the Company and look forward to seeing you on June 11.

Sincerely,

MICHAEL J. KNEELAND

Chief Executive Officer

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc., will be held at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901 on Wednesday, June 11, 2008, at 2:00 p.m. local time, for the following purposes:

1.	election, by the holders of our common stock and Class D-1 Perpetual Convertible Preferred Stock, of the four Class I directors nominated and recommended by our Board of Directors;

2.	election, by the holders of our Series C Perpetual Convertible Preferred Stock, of the two directors nominated by such holders;

3.	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

4.	transaction of such other business, if any, that can still properly be brought before the meeting.

The meeting may be adjourned from time to time, and at any reconvened meeting action with respect to the matters specified in this notice may be taken, without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on April 24, 2008 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments or postponements thereof.

We are mailing a copy of our annual report for the fiscal year ended December 31, 2007, together with this proxy statement, to each stockholder of record as of April 24, 2008. The annual report is not part of the proxy solicitation materials.

By Order of the Board of Directors,

ROGER E. SCHWED

Corporate Secretary

April 29, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE.

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

April 29, 2008

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”), of proxies to be voted at our 2008 annual meeting of stockholders to be held at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901, on Wednesday, June 11, 2008, at 2:00 p.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are first being mailed on or about May 1, 2008.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 24, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, June 11, 2008: This proxy statement and the Company’s 2007 annual report to stockholders are available electronically at http://www.ur.com/index.php/investor/.

Voting Securities Outstanding on Record Date

Set forth below is information concerning our outstanding voting securities.

Common Stock.    As of the record date, there were 86,406,167 shares of our common stock outstanding.

Series C Preferred.    As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

Series D Preferred (Class D-1).    As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock (“D-1 Preferred”) outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

The right of the holders of our securities to vote at the meeting is as follows:

Election of the four nominated directors by the holders of our common stock and D-1 Preferred.    One of the matters to be considered at the meeting is the election, by the holders of our common stock and D-1 Preferred, of the four directors nominated and recommended by the Board. The holders of the common stock and the holders of the D-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series C Preferred will not have the right to vote on this matter.

Election of the two nominated directors by the holders of our Series C Preferred.    One of the matters to be considered at the meeting is the election, by the holders of our Series C Preferred, of the two directors nominated by such holders. Only the holders of the Series C Preferred (and not the holders of the common stock or the D-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series C Preferred as of the record date will be entitled to one vote for each share held.

All Other Matters.    The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held, (ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Voting

If you are a registered stockholder and you attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

If you properly sign and return your proxy card, your shares will be voted as you direct. If you are a registered stockholder and you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for director as set forth under “Proposal 1—Election of Directors” and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008 as set forth under “Proposal 2—Ratification of Appointment of Independent Auditors.”

Under New York Stock Exchange (“NYSE”) rules, the proposals to elect directors and to ratify the appointment of our independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting.

Quorum

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present.

Right to Revoke Proxies

Any stockholder of record returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) sending us written notice of such revocation which we receive prior to the start of the annual meeting, (ii) voting in person at the meeting or (iii) executing and delivering to us a later-dated proxy which we receive prior to the start of the annual meeting. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: corporate secretary. Street name stockholders who wish to revoke a proxy already voted on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or e-mail. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses.

We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The full Board has 13 members in the absence of any vacancies. Eleven of our directors are elected by the holders of our common stock and D-1 Preferred, voting together as a single class, and two are elected by the holders of our Series C Preferred. The 11 directors that are elected by the holders of our common stock and D-1 Preferred are currently divided into three classes. Historically, each class has been elected to serve a three-year term. Beginning with this year’s meeting, however, each class, as its prior three-year term ends, will be elected for a one-year term, such that, by the time of our 2010 annual meeting, all directors will be elected annually for one-year terms. This change reflects an amendment to our restated certificate of incorporation that was proposed by management and approved by stockholders at our 2007 annual meeting. Until such time, absent vacancies, Class 1 has four members, Class 2 has three members and Class 3 has four members.

Currently, there are two vacancies in Class 3, reflecting the resignations during 2007 of Bradley S. Jacobs and Mark A. Suwyn. Although the Board has not yet designated replacements for either vacancy, it may do so in the future in accordance with the provisions of our by-laws.

Election of Four Class 1 Directors by the Holders of Our Common Stock and D-1 Preferred

Nominees

The term of the Class 1 directors will expire at our forthcoming annual meeting. The current members of Class 1 are Wayland R. Hicks (vice chairman), John S. McKinney, Singleton B. McAllister and Jenne K. Britell. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee (Ms. McAllister abstaining), the Board has nominated each of Messrs. Hicks and McKinney, Ms. McAllister and Dr. Britell to stand for re-election at the meeting as a Class 1 director. Each Class 1 director elected at the meeting will hold office until our annual meeting of stockholders in 2009 (i.e., a one-year term) and until such director’s successor is elected and qualified.

Voting for Directors

Our by-laws, as amended in 2007, require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. The number of shares voted “for” a director must exceed the number of votes cast “against” that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. In a situation in which the number of nominees exceeds the number of directors to be elected, known as a “contested election” (which is not the case for the annual meeting), directors will continue to be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board regarding whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director were not to be elected at the annual meeting, under Delaware law that nominee would not be a “holdover director” and the process described above would not apply. All nominees for election at the 2008 annual meeting are currently serving on the Board.

Each person nominated has agreed to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the meeting (which event is not anticipated), then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Messrs. Hicks and McKinney, Ms. McAllister and Dr. Britell to hold office until the 2009 annual meeting of stockholders and until each of their respective successors is elected and qualified.

Election of Two Directors by the Holders of Our Series C Preferred

As described under “Board Matters—Right of Holders of Series C Preferred to Elect Directors,” the holders of our Series C Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on the Board that were elected by the holders of the Series C Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series C Preferred are held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”). The holders of the Series C Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Mr. Black is affiliated with Apollo and Mr. Gross is a former affiliate of Apollo.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position(1)
Michael J. Kneeland	54	Interim Chief Executive Officer(2)
Martin E. Welch III	59	Executive Vice President and Chief Financial Officer
Roger E. Schwed	50	Executive Vice President and General Counsel
John J. Fahey	41	Vice President and Controller(3)
Wayland R. Hicks	65	Vice Chairman and Director(2)
Michael S. Gross	46	Lead Director(4)
Leon D. Black	56	Director(4)
Jenne K. Britell, Ph.D.	65	Director
Howard L. Clark, Jr.	64	Director
Singleton B. McAllister	56	Director
Brian D. McAuley	67	Director
John S. McKinney	53	Director
Jason Papastavrou, Ph.D.	45	Director
Gerald Tsai, Jr.	79	Director
Lawrence “Keith” Wimbush	55	Director

(1)	For information concerning the term served by directors, see “Board Matters—Classification of Directors” and “Board Matters—Right of Holders of Series C Preferred to Elect Directors.”
(2)	On June 4, 2007, Mr. Hicks retired as our chief executive officer, remaining as vice chairman of the Board. Upon Mr. Hicks’ retirement, Michael J. Kneeland assumed the position of interim chief executive officer.
(3)	Mr. Fahey, our principal accounting officer since August 2006, was appointed an executive officer in February 2008.
(4)	Messrs. Black and Gross were elected directors by the holders of the Series C Preferred. See “Board Matters—Right of Holders of Series C Preferred to Elect Directors.”

Michael J. Kneeland was appointed our interim chief executive officer upon the resignation of Mr. Hicks in June 2007, having previously served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon the acquisition of Equipment Supply Co., and was subsequently named vice president—aerial operations, and then vice president—southeast region. Mr. Kneeland’s more than 25 years of experience in the equipment rental industry includes a number of senior management positions with Freestate Industries Inc. and Equipment Supply.

Martin E. Welch III was appointed our executive vice president and chief financial officer in March 2006, having previously served as our interim chief financial officer since September 2005. Previously, Mr. Welch served as director and business advisor to the private equity firm York Management Services. Mr. Welch joined Kmart Corporation as chief financial officer in 1995 and served in that capacity until 2001. From 1991 until 1995, Mr. Welch served as chief financial officer for Federal-Mogul Corporation. From 1982 until 1991, he held various finance positions at Chrysler Corporation, including chief financial officer for Chrysler Canada. Mr. Welch began his career in 1970 at Arthur Young (now Ernst & Young), and is a certified public accountant. Mr. Welch currently serves on the boards of Delphi Corporation and York portfolio company Northern Reflections, Ltd., and he is a member of the board of trustees of the University of Detroit Mercy.

Roger E. Schwed joined us as executive vice president and general counsel in June 2006 and became secretary in September 2006. Before joining the Company, Mr. Schwed served for nine years as the executive vice president, general counsel and secretary of Maxcor Financial Group Inc. and its Euro Brokers subsidiaries. Previously, he was a corporate attorney specializing in mergers and acquisitions at each of Skadden, Arps, Slate, Meagher & Flom LLP and Cleary Gottlieb Steen & Hamilton LLP. He is a trustee of the New York Foundation and chairman of the board of I Challenge Myself, Inc.

John J. Fahey was appointed our vice president—controller in 2008, and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006. Mr. Fahey joined the Company in 2005 as vice president—assistant corporate controller. His prior experience includes senior positions as manager—corporate business development for Xerox Corporation; vice president and chief financial officer for Xerox Engineering Systems, Inc.; and vice president—finance and controller for Faulding Pharmaceutical Company. Mr. Fahey is a licensed certified public accountant who previously served as a general practice manager in accounting and auditing for Deloitte & Touche LLP.

Wayland R. Hicks was our chief executive officer from December 2003 until his retirement in June 2007. He currently is, and has been since 1998, a director and vice chairman of the Company. He joined the Company in November 1997 and served as chief operating officer from 1997 until being appointed chief executive officer. Previously, Mr. Hicks served as chief executive officer and president of Indigo N.V. from 1996 to 1997, and as vice chairman and chief executive officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994 he held various senior executive positions with Xerox Corporation, including managing director of Rank Xerox in Great Britain, and chief staff officer for Rank Xerox, Ltd., where he had senior responsibility for the marketing strategy of Xerox products in Europe, Eastern Europe and parts of Asia and Africa. In 1983, Mr. Hicks was appointed a group vice president of Xerox Corporation and president of the Reprographics Business Group, and in 1986 he was named executive vice president and president of the Xerox Business Products and Systems Group with responsibility for the engineering and manufacturing of all Xerox products. In 1989, he was appointed executive vice president—marketing and customer operations, with management responsibility for 75,000 employees. Mr. Hicks is also a director of Perdue Farms Incorporated.

Michael S. Gross became a director of the Company in January 1999, and was appointed as lead director of the Company in April 2006. Mr. Gross has been co-chairman of the investment committee and a senior partner of Magnetar Capital Partners LP, a multi-strategy hedge fund firm, since July 2006. Prior to that, Mr. Gross was one of the founding partners in 1990 of Apollo Advisors, L.P., which, together with its affiliates, acts as the managing general partner of several private securities funds. Mr. Gross also previously served as chief executive officer of Apollo Investment Corporation, a closed-end investment company of which he is a founder, from January 2004 to February 2006, and as president and chairman of the board of directors of Apollo Investment Corporation until July 2006. Mr. Gross is chairman of the board of directors and chief executive officer of Marathon Acquisition Corp. and of Solar Capital, LLC, as well as a director of Saks Incorporated, Alternative Asset Management and Jarden Corporation. He is also a founding member and serves on the Executive Committee of the Youth Renewal Fund, is the chairman of the board of the Mt. Sinai Children’s Center Foundation, serves as a trustee of the Trinity School and is a member of the corporate advisory board for the University of Michigan Business School.

Leon D. Black became a director of the Company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Prior to that, since 1977, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as managing director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black is also a director of Sirius Satellite Radio Inc. and the general partner of AP Alternative Assets. He serves as a trustee of The Museum of Modern Art, Mount Sinai Hospital, The Metropolitan Museum of Art, Prep for Prep, The Asia Society and Dartmouth College. He is also a member of The Council on Foreign Relations, The Partnership for New York City and the National Advisory Board of JPMorganChase. Mr. Black is also a member of the boards of Faster Cures and the Port Authority Task Force.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006. Dr. Britell has been chairman and chief executive officer of Structured Ventures, Inc., advisors on financial services and product strategy to U.S. and foreign companies, since 2001. She is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc., West Pharmaceutical Services, Inc. and the U.S. – Russia Investment Fund. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital, the Financial Services subsidiary of General Electric. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a sustaining trustee of the Fox Chase Cancer Center and is involved in other not-for-profit organizations.

Howard L. Clark, Jr. became a director of the Company in April 2004. Mr. Clark has been vice chairman of Lehman Brothers Inc. since 1993. From 1990 until assuming his current position, he was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1990, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of White Mountains Insurance Group, Ltd., Mueller Water Products, Inc. and Walter Industries, Inc., in addition to Lehman Brothers Inc.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister has been a partner in the Washington D.C. office of the law firm of LeClairRyan since October 2007. She was previously with the law firm of Mintz, Levin Cohn, Ferris, Glovsky and Popeo P.C. from July 2005 until

October 2007. She also served as chair of the Corporate Diversity Counsel Practice Group and in the Public Law and Policy Strategies group of Sonnenschein, Nath & Rosenthal from 2003 to 2005. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development. Ms. McAllister has also been a director of Alliant Energy Corporation since 2001.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served since August 2004 as Chairman of Pacific DataVision Inc., a privately held telecommunications software applications and hosting company. He also has been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a cofounder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals. He also served as vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including assistant controller, and at the accounting firm of Arthur Andersen & Co. In November 2006, Mr. McKinney became assistant dean of the Fulton College of Engineering and Technology at Brigham Young University.

Jason Papastavrou became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, where he served as managing director, fund of hedge fund strategies from 2001 to 2003, and Deutsche Asset Management, where he served as director, alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Gerald Tsai, Jr., became a director of the Company in July 2002, having previously served as a director of the Company from December 1997 to December 2001. Mr. Tsai served as chairman, chief executive officer and president of Delta Life Corporation, an insurance company, from 1993 until its sale in 1997. He was chairman of the executive committee of the board of directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991 and chief executive officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai, a private investor, serves as a director of Apollo Investment Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. and director emeritus of Saks Incorporated. Mr. Tsai is an honorary trustee of Boston University and trustee of NYU Hospitals Center and the New York University School of Medicine Foundation.

Lawrence “Keith” Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a senior client partner in the firm’s Stamford, Connecticut office, and was also co-practice leader of the firm’s legal specialist group and a member of the firm’s consumer products group and diversity practice group. From April 1997 until January 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc., a consumer goods company.

BOARD MATTERS

Classification of Directors

Our directors (excluding any elected by the holders of the Series C Preferred) are currently divided into three classes as follows:

Class 1.    The members of this class are Messrs. Hicks (vice chairman) and McKinney, Ms. McAllister and Dr. Britell. The term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the Board, upon the recommendation of the Nominating and Corporate Governance Committee (with Ms. McAllister abstaining), has nominated each of Messrs. Hicks and McKinney, and Ms. McAllister and Dr. Britell to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2009.

Class 2.    The members of this class are Messrs. McAuley and Tsai and Dr. Papastavrou. The term of office of this class will expire at our annual meeting of stockholders in 2009.

Class 3.    The members of this class currently serving are Messrs. Clark and Wimbush. There are two vacancies in Class 3, reflecting the resignations during 2007 of Bradley S. Jacobs and Mark A. Suwyn. Although the Board has not yet designated replacements for either such vacancy, it may do so in the future in accordance with the provisions of our by-laws. The term of office of this class will expire at our annual meeting of stockholders in 2010.

Beginning with our forthcoming annual meeting of stockholders, at each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for one-year terms and until their successors are elected and qualified, such that by our 2010 annual meeting, all directors will be elected annually for one-year terms.

Right of Holders of Series C Preferred to Elect Directors

All 300,000 outstanding shares of our Series C Preferred are held by Apollo.

The holders of the Series C Preferred, voting separately as a single class, have the right to elect:

•

two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least eight million; or

•

one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least four million but less than eight million.

If the holders of the Series C Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to the provisions described above, then the holders of the Series C Preferred have the right to vote for the election of directors of the Company together with the holders of the common stock, as a single class, with each share of Series C Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred. Each share of Series C Preferred is currently convertible into 40 shares of our common stock.

Based on the number of shares of Series C Preferred currently outstanding, Apollo, as the holders of all the Series C Preferred on the record date, have the right to elect two directors at the forthcoming annual meeting of stockholders.

Any director that is elected by the holders of the Series C Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

Meetings of the Board of Directors

During 2007, the Board met thirty-eight times, reflecting the demands of the process to explore strategic alternatives, including a possible sale of the Company, that we commenced in April 2007. During 2007, each current member of the Board attended in excess of 75 percent of both (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except for Mr. Black, who attended seventeen meetings of the Board.

Committees of the Board

The Board has established, among others, the following standing Committees.

Audit Committee

The Audit Committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. Effective April 28, 2008, this charter was amended. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. The document is also available in print to any stockholder upon request.

The general purposes of the Audit Committee are to:

•

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and

•

prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in our annual proxy statement and any other reports that the rules of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McAuley (chairman) and Wimbush and Dr. Papastavrou.

Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of Mr. McAuley and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC, and that each member of the Audit Committee is “financially literate” within the meaning of the corporate governance standards of the NYSE.

In 2007, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. This charter was last amended on April 25, 2007. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. The document is also available in print to any stockholder upon request.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company’s business objectives. For additional information concerning this committee, see “Compensation Discussion & Analysis.”

The current members of the Compensation Committee are Messrs. Gross (chairman), McAuley and Tsai, and Dr. Britell, who joined the committee in March 2007. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member of the Compensation Committee qualifies as an “outside” director within the meaning of Internal Revenue Code § 162(m) and as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act.

In 2007, the Compensation Committee met nine times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. The document is also available in print to any stockholder upon request.

The general responsibilities of the Nominating Committee include: (i) developing criteria for evaluating potential Board candidates and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) overseeing the evaluation processes for the Board and management that are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating Committee are Messrs. Clark (chairman), Gross, and Tsai, and Ms. McAllister. Each member of the Nominating Committee meets the independence requirements of the NYSE.

In 2007, the Nominating Committee met once.

Special Committee

We established a special committee of independent directors in connection with the SEC inquiry of the Company. The current members of the Special Committee are Messrs. McAuley (chairman) and Clark and Dr. Papastavrou.

Transaction Committee

At the end of August 2007, following the resignation of Mr. Jacobs as chairman of the Board, we established a transaction committee of independent directors to oversee the proposed merger transaction between affiliates of Cerberus Capital Management, L.P. and the Company. The current members of the Transaction Committee are Messrs. Wimbush (chairman) and Tsai, and Drs. Papastavrou and Britell.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders and we typically schedule Board and committee meetings to coincide with the dates of our annual meetings. All directors on our Board at the time, except for Mr. Black, attended the 2007 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. These guidelines address, among other governance items, criteria for selecting directors and director duties and responsibilities. We also have adopted categorical independence standards (in addition to the requirements of the NYSE) by which we measure the independence of our directors. You can access these documents on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. The documents are also available in print to any stockholder upon request.

The policies described in our corporate governance guidelines, categorical independence standards and in this proxy statement are intended to set forth general guidance for the functioning of the Board and should not be viewed as a set of legally binding obligations. The Board may, from time to time, modify these guidelines and standards or approve deviations therefrom as it deems appropriate.

Code of Business Conduct

We have adopted a code of business conduct for our employees, officers and directors. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. The document is also available in print to any stockholder upon request. This code constitutes a “code of ethics” as defined by the rules of the SEC.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. We do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•

an employee or owner of a firm that is one of the Company’s or any of its affiliate’s paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board or the Company’s annual payments to such firm did not exceed one percent of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, CEO or other executive officer of the Company or any of its affiliates;

•

an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the CEO or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

Under our corporate governance guidelines and NYSE rules, a majority of our directors must be independent by NYSE standards. Ten of our eleven directors have been determined by the Board to be independent under those criteria: Leon D. Black, Jenne K. Britell, Howard L. Clark, Jr., Michael S. Gross, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason Papastavrou, Gerald Tsai, Jr. and Lawrence “Keith” Wimbush. In addition, the Board believes that each of these directors also meets the categorical independence standards described above.

None of the directors that we have identified as being independent under NYSE rules has any relationship with the Company (other than being a director and/or stockholder of the Company), except as discussed below.

Singleton B. McAllister became a director of the Company in April 2004. Prior to the time she became a director, the Company obtained certain legal services from, and paid legal fees to, a law firm in which Ms. McAllister was at the time a partner. The aggregate fees paid to such firm were less than $50,000 and such fees represented less than one percent of such firm’s annual revenues. After Ms. McAllister became a director, the Company’s relationship with the firm was discontinued, and Ms. McAllister is no longer a partner at the firm. The Board determined that the foregoing relationship was an “immaterial relationship” given that the Company’s relationship with such firm was discontinued and the payments to such firm represented less than one percent of the firm’s annual revenues.

One of our directors, Leon Black, is affiliated with Apollo, and one of our directors, Michael Gross, is a former affiliate of Apollo. Both were elected directors by Apollo in its capacity as the holder of Series C Preferred. In 1999, the Company paid Apollo (i) $3.0 million of fees in connection with the sale by the Company of preferred stock in January 1999 and (ii) $1.0 million of fees in connection with the sale by the Company of preferred stock in September 1999. These payments were made prior to the three-year look-back period provided for by the NYSE independence rules. Based on the amount of time that has elapsed since these payments were made, the Board determined that these payments do not disqualify the two directors elected by the Series C Preferred from being classified as independent directors.

Lawrence “Keith” Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a senior client partner and was also co-practice leader of the firm’s Legal Specialist Group and a member of the firm’s Consumer Products Group and Diversity Practice Group. From 2004 until Mr. Wimbush was appointed a director, Korn/Ferry rendered executive search services to the Company for which the Company has paid an aggregate of approximately $652,000. The Board determined that the foregoing relationship was an “immaterial relationship” given that Mr. Wimbush is no longer with Korn/Ferry International and was not at the time of his appointment (and had not been for almost a year prior to his appointment), and that this relationship therefore does not disqualify Mr. Wimbush from being classified as an independent director.

Howard Clark, Jr. became a director of the Company in April 2004, and has been a vice chairman of Lehman Brothers Inc. since 1993. The Company’s subsidiary, United Rentals (North America), Inc. (“URNA”) has a cash management brokerage agreement with Lehman Brothers Inc., pursuant to which, among other things, Lehman executes the trades by which portions of URNA’s excess cash resources are invested. Lehman is one of three firms used by URNA for these purposes and earns a brokerage commission or principal spread on the trades, depending on whether it acts as broker or dealer in the transaction. The Board determined that, because of the commodity nature of this type of service, and because the amounts earned are significantly less than 1% of Lehman’s revenues, it was not a relationship that would disqualify Mr. Clark from being classified as an independent director.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the Corporate Governance Guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or the non-independent directors. The purpose of the executive session meetings is to facilitate free and open discussion among the participants. Accordingly, the participants may determine that the minutes of these meetings not record the substance of the discussions. The lead director (or in the absence of the lead director, the chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over these executive session meetings and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings. The lead director is currently Mr. Gross.

Director Nomination Process

General

The Board has established the Nominating Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board; (ii) identifying individuals qualified to become Board members; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board (with authority for final approval remaining with the Board). However, the Nominating Committee does not make any recommendations with respect to the directors that are elected by the holders of our preferred stock.

Process for Identifying and Evaluating Candidates

The Nominating Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the committee deems appropriate. The Nominating Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Nominating Committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials. The Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized committees of the Board, such as the Audit Committee or the Compensation Committee.

The four nominees for election as Class 1 directors at the upcoming annual meeting are Wayland R. Hicks, who has been vice chairman of the Board of the Company since 1998, John S. McKinney, who has been a director since 1998, Singleton B. McAllister, who has been a director since 2004, and Dr. Jenne K. Britell, who has been a director since December 2006. Each of these directors is standing for re-election. In making its recommendation to the Board, the Nominating Committee reviewed and evaluated, in addition to each nominee’s background and experience and other Board membership criteria set forth in the Company’s corporate governance guidelines, each of such director’s performance during his or her recent tenure with the Board and considered whether each was likely to continue to make important contributions to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich Connecticut 06831, Attention: corporate secretary. Any notice relating to candidates for election at the 2009 annual meeting must be received by December 31, 2008. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating Committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders. See “—Stockholder Proposals for the 2009 Annual Meeting” below.

Direct Communications with Directors

We have established procedures to enable our security holders or any other interested party to communicate directly to the Board, to the lead director, to the non-management directors as a group or to the Audit Committee in writing. All communications should be addressed to the Board or the particular director or directors, as the case may be, and mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: corporate secretary, and all communications will be submitted directly to the relevant director or directors. Any communications relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the chairman of the Audit Committee.

Please note that the foregoing procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning stockholder proposals, see “—Stockholder Proposals for the 2009 Annual Meeting” below.

Stockholder Proposals for the 2009 Annual Meeting

Notice Required to Include Proposals in Our Proxy Statement

We will review for inclusion in next year’s proxy statement stockholder proposals received by December 31, 2008. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: corporate secretary.

Notice Required to Make Nominations and Bring Business Before an Annual Meeting

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2009 annual meeting of stockholders must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

For any matters not timely submitted in accordance with the advance notice procedure established in our by-laws, we reserve the right, in accordance with Rule 14a-4(c)(1) of the Exchange Act, to exercise discretionary voting authority on the nomination or proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (as used in this section, the “Committee”) is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee seeks to ensure that the total compensation paid to our chief executive officer, our chief financial officer, and our other executive officers is fair, reasonable and competitive.

The specific responsibilities of the Committee are set forth in its charter, which may be found on the Company’s web site at www.unitedrentals.com. Among other things, the Committee is required to determine and approve the compensation of the chief executive officer, review and approve the compensation of the Company’s other executive officers, review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers, and review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during the fiscal year 2007, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

Executive Compensation Philosophy

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each executive officer, the Committee emphasizes pay for performance on an annual basis and over the long term.

To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies of comparable revenue in the capital equipment industry and selected companies with which the Company competes for customers and executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

(1)	attract and retain quality executive leadership,

(2)	enhance the individual executive’s performance,

(3)	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance,

(4)	increase stockholder value,

(5)	encourage management ownership of our common stock, and

(6)	improve our overall performance.

The Committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of shares and have predictable expense recognition. In furtherance of these objectives the Committee utilizes the Company’s human resources department as well as outside compensation experts. To this end, the Committee continued to engage Ross Consulting Group during 2007 to provide consulting services with respect to the Company’s compensation practices.

The Committee seeks to properly compensate executive officers for their services to the Company and to create incentives to focus on the specific goals identified as significant for the Company. The Committee identifies and considers a wide range of measures for individual performance, Company performance and, as appropriate, share price appreciation, and, with the assistance of our compensation advisor, develops specific performance goals based on these measures. In addition, we endeavor to preserve the Company’s tax deduction for all compensation paid, which can be accomplished primarily by conditioning compensation on the achievement of certain performance goals, as discussed below.

In making compensation decisions, the Committee compares each component of the total compensation package of the chief executive officer and the other named executive officers against the compensation components of the chief executive officer and (where available) the comparable executive positions of a peer group of publicly-traded companies. Because there are only two companies directly comparable to the Company for whom compensation information is publicly disclosed, the peer group is comprised primarily of publicly traded industrial manufacturing and construction companies. The companies comprising the peer group in 2007 were:

AGCO Corporation	J.B. Hunt Transport Services, Inc.
Airgas, Inc.	Kennametal, Inc.
Autozone, Inc.	The Manitowoc Company, Inc.
The Brink’s Company	NVR, Inc.
Con-way, Inc.	RSC Equipment Rental, Inc.
Dover Corporation	Terex Corporation
Hertz Global Holdings, Inc.	W.W. Grainger, Inc.
Jacobs Engineering Group, Inc.

In addition to the peer group data, the Committee, with the assistance of Ross Consulting Group, considered market data sourced from Tower Perrin’s general industry compensation database.

Executive Compensation Components

The principal components of compensation for the Company’s named executive officers in 2007 were:

•	base salary,

•	performance-based compensation, comprised of:

–	annual performance-based cash bonus,

–	long-term performance-based cash plan, and

–	equity compensation,

•	perquisites and other benefits,

•	severance benefits, and

•	retirement benefits (in the case of Mr. Hicks).

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The base salary levels of continuing executives are reviewed annually. Ross Consulting Group recommends a salary for the chief executive officer, and the chief executive officer recommends a salary for the other named executive officers. In considering whether to adopt these suggestions, the Compensation Committee considers the Company’s performance, the executive’s individual performance, the executive’s career potential and length of tenure with the Company, the applicable terms, if any, of the executive’s employment agreement, the salary levels of similarly situated officers at peer group companies, as collected and presented by Ross Consulting Group, and the salary levels of the Company’s other officers. Generally, the salaries paid to the named executive officers are targeted to be between the 50th and 75th percentile in comparison to peer group companies.

When an executive is initially hired, the Committee considers the same factors, as well as the executive’s salary in his or her previous employment and the compensation of other Company executives with similar responsibilities.

Based on this process and review, in 2007 the Committee determined to increase the base salary of its named executive officers, effective as of April 1, 2007. Mr. Hicks’ was raised from $750,000 to $800,000; Mr. Kneeland’s was raised from $400,000 to $525,000, also reflecting his promotion at the time to chief operating officer; Mr. Welch’s was raised from $525,000 to $562,500; Mr. Schwed’s was raised from $400,000 to $425,000; and Mr. Helvie’s was raised from $300,000 to $315,000. Mr. Barker did not become an executive officer until after this process was completed for 2007, but upon his promotion, his base salary was increased from $251,449 to $375,000, effective in April 2007.

As described below, in March 2008 the Committee, consistent with senior management’s recommendation, determined not to increase the base salary of any of its named executive officers for 2008, reflecting the changing macroeconomic environment at the time of the decision and the Company’s focus on controlling its costs.

Performance-based Compensation

Performance-based compensation primarily serves two functions. First, it creates an incentive to focus on and achieve the objectives identified as significant. For this purpose, the performance goals have historically varied depending on the individual executive’s functions in the Company. The Committee works with senior management, including the named executive officers, to identify the specific areas to be addressed by performance goals and decide on appropriate targets. The goals for 2007 were related to specific objective Company criteria: earnings per share (“EPS”), return on invested capital (“ROIC”), free cash flow, revenue growth, selling, general and administrative (“SG&A”) expenses as a percentage of revenues, strategic sourcing initiative savings and contractor supplies gross margins. The Committee also set separate objective individual performance goals for Mr. Schwed.

The target measures are intended to be reasonable and attainable with appropriate effort, but not low enough so that they are sure to be achieved and not so high as to be unlikely to be attained, either of which extreme would lessen the incentive value of the program.

Second, performance-based compensation provides a mechanism by which executives’ compensation fluctuates with the performance of the Company, thus helping to align executives’ interests with those of stockholders. This is accomplished with comprehensive performance measures, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), EPS and ROIC, that focus more on the Company’s profitability than the achievement of a specific goal. In addition, performance-based awards that are equity-based fluctuate in value with the stock price, directly aligning executives’ interests with those of stockholders.

The Company’s performance compensation program for named executive officers is comprised of three components: (i) an annual cash bonus, (ii) equity grants that vest based upon either the achievement of performance criteria or continued employment with the Company and (iii) beginning in 2008, a long-term cash-settled incentive plan that rewards executives based on cumulative EBITDA growth and average EBITDA margin improvement over a three-year period. In prior years, the performance measure was tied to EPS growth.

Annual Cash Bonus

The Company maintains the Annual Incentive Compensation Plan to provide annual cash compensation upon the achievement of pre-established performance goals. The Committee determines the specific performance goals under the Annual Incentive Compensation Plan, while the Plan itself sets general parameters for the performance goals. By setting the performance goals annually, the Committee is able to design compensation that is appropriate for the specific year, encouraging and rewarding attention to the specific areas that are significant to the Company in that year. Consequently, the specific performance goals and the extent to which they differ among executives may vary from year to year.

In 2007, Messrs. Hicks, Kneeland, Welch and Schwed were the only named executive officers to participate in the Annual Incentive Compensation Plan. Since Mr. Barker was promoted to an executive officer position in April 2007, he participated in the Company’s discretionary bonus plan. Accordingly, the Committee determined his bonus for 2007 based on the recommendation of the chief executive officer, and by reference to his employment agreement terms and his performance in 2007. Mr. Helvie had participated in the Company’s discretionary bonus plan in 2006 and continued to do so in 2007.

The Annual Incentive Compensation Plan permits awards up to the greater of two times base salary (not to exceed $2 million) and 1% of the Company’s earnings before income taxes (subject to certain adjustments). In 2007, the Committee established a target bonus for Mr. Hicks of 100% of base salary and limited his maximum award benefit to 150% of base salary. The Committee also established, in accordance with the terms of their employment agreements, respective target bonuses of 100% of base salary for Mr. Kneeland and 90% of base salary for Messrs. Welch and Schwed and limited each of their maximum award benefit to 125% of base salary.

In 2007, the performance criteria under the Annual Incentive Compensation Plan were based on the achievement of specific objective Company goals related to: EPS (50% weight for Mr. Hicks; 35% weight for Mr. Welch; 25% weight for Messrs. Kneeland and Schwed), with a target level of $2.75; free cash flow (20% weight for Messrs. Hicks and Welch; 15% weight for Messrs. Kneeland and Schwed), with a target level of $150 million; ROIC (15% weight for Messrs. Hicks, Welch and Schwed; 10% weight for Mr. Kneeland), with a target level of 15.6%; revenue growth (20% weight for Mr. Kneeland; 15% weight for Mr. Hicks), with a target level of 5.0%; strategic sourcing initiative (10% weight for Messrs. Welch and Kneeland), with a target savings of $20 million; contractor supplies gross margin (10% weight for Mr. Kneeland), with a target level of 22.6%; and SG&A improvement as a percentage of revenue, with a target level of 16.2%. In addition, the Committee established individual performance goals for Mr. Schwed, primarily related to improving various legal department functions, accounting for 45% of his bonus. The target payout level for these goals was generally determined and set to correlate with or fall within the range of internally-generated and approved budgets or forecasts, as of early March 2007, for such measures. Accordingly, if the Company were to perform in accordance with these expectations, the Committee believed that it was likely that target bonus payouts would be made, subject, however, to the Committee’s negative discretion under the Plan to reduce any such payouts.

The Committee also set minimum thresholds for each Company performance goal, below which no amounts would be paid with respect to such measure, and maximum thresholds that would trigger the maximum bonus amount. Achievements of performance goal levels between the minimum and maximum threshold would result in interpolated bonus amounts.

In mid-2007, the Company began implementing a change in strategy to focus more on its core rental business and achieving bottom-line growth. Among other things, this change led to a repositioning of the Company’s contractor supplies business to offer fewer, but higher margin, items and contributed to a shortfall in the full-year revenues expected from that business, even while the Company as a whole achieved record profitability and grew rental revenues. From the Committee’s perspective, the strategic re-direction meant that the 2007 performance-based awards failed fully to align with the revised mid-year Company objectives. Partially as a result, three of the performance measures set for 2007 were not met at even their threshold levels (ROIC, revenue growth and SG&A improvement), which, because of the assignment of different goals among executives and the different weighting given to goals even when they were shared among executives, led, in the Committee’s view, to inequitable bonus levels among senior management. In addition, because Mr. Hicks retired as chief executive officer in June 2007 (while remaining vice chairman of the Board), and was succeeded by Mr. Kneeland as interim chief executive officer, the Committee believed that Mr. Kneeland’s performance objectives and resulting bonus level did not appropriately reflect his new responsibilities and duties. Taking into account these considerations, as well as other more subjective factors, the Committee determined to award both Messrs. Kneeland and Schwed discretionary cash bonuses in supplementation of their bonuses earned under the Annual Incentive Compensation Plan.

The 2008 awards under the Annual Incentive Compensation Plan follow a similar format as the 2007 awards, but have a narrower list of objectives more closely correlated to the Company’s revised strategic plan focused on profitable EBITDA growth. The Committee also determined to apply the objectives equally to each executive. The performance goals are based on the Company’s EBITDA (45% weight); EPS (20% weight); free cash flow (20% weight); and ROIC (15% weight). The target payout levels are set to correlate with either the top or mid-point, depending on the measure, of the Company’s public 2008 forecast ranges as of February 29, 2008, the date of the Company’s last earnings call that preceded the setting of the objectives. Accordingly, (i) the EBITDA target is $1.21 billion, the top of the Company’s 2008 EBITDA public forecast range of $1.17 billion to $1.21 billion; (ii) the EPS target is $3.00, the top of the Company’s 2008 EPS public forecast range of $2.80 to $3.00; (iii) the free cash flow target is $350 million, the mid-point of the Company’s 2008 free cash flow public forecast range of $325 million to $375 million; and (iv) the ROIC target is 15.2%, which correlates to an ROIC consistent with the top of the Company’s 2008 EBITDA public forecast range. Minimum thresholds have also been set for each Company performance goal, below which no amounts will be paid under the Annual Incentive Compensation Plan for 2008 with respect to such measure. These thresholds are respectively: (i) $1.17 billion for EBITDA; (ii) $2.80 for EPS; (iii) $310 million for free cash flow; and (iv) 14.8% for ROIC. Maximum thresholds, at or above which the maximum bonus amount will be paid, have also been set and respectively are: (i) $1.25 billion for EBITDA; (ii) $3.15 for EPS; (iii) $380 million for free cash flow; and (iv) 15.5% for ROIC. Achievements of performance goal levels between the minimum and maximum thresholds will result in interpolated bonus amounts.

Equity Compensation

The Committee believes that equity compensation is an important component of performance-based compensation in its ability to directly align the interests of the named executive officers with those of stockholders. The Committee recognizes that the different types of equity compensation afford different benefits to the Company and the recipients. In the past, the Company utilized restricted shares as a primary equity compensation vehicle for executive officers. Currently, for the reasons described below, the Company utilizes restricted stock units (“RSUs”) as the primary means of equity compensation. While the Company continues to make occasional stock option or restricted share grants, these generally are in unique, individual situations.

Restricted stock and stock-settled RSUs are both “full value grants,” meaning that upon vesting the recipient is granted the full share, without paying an exercise price. In contrast to restricted stock, stock-settled RSUs may encourage retention of an ongoing interest in the Company’s performance, even after a RSU vests, by affording the opportunity for executives to defer receipt of, and taxation upon, the vested RSUs. Mr. Hicks, in particular, has deferred receipt of a substantial numbers of RSUs. Vested restricted shares cannot be deferred, so executives may have less of an incentive to hold the shares after vesting.

In 2007, the Committee did not grant RSUs to any of the executive officers, other than Mr. Barker. This decision reflected the Committee’s knowledge that the full Board, at the time of annual grant, was considering commencing a publicly announced process to explore strategic alternatives in order to enhance stockholder value, including a possible sale of the Company. Combined with the fact that the Company’s executive RSU grants have typically included change in control provisions, the Committee believed it was not appropriate to issue new awards just prior to such an announcement. Mr. Barker received an award in connection with his April 2007 promotion to an executive officer position, but the Committee included a formula in his award limiting the number of RSUs that would vest if a change in control occurred soon thereafter.

As was the Committee’s practice in 2006 with respect to the RSUs that were granted to all executives officers at that time (other than Mr. Helvie), a portion of the 2007 RSU grant to Mr. Barker vests based on continued employment and a portion vests based on achievement of specified performance goals, in each case over a three-year period. Typically, the relative portions that vest based on continued employment and performance goals, as well as the specific performance goals, vary based on an executive’s functions and tenure with the Company. The Committee’s focus is to provide performance goals that compensate each executive for the Company’s performance in general, as well as goals that relate to specific functions over which the executive has more direct control, so as to reward the executive for his accomplishments.

The performance goals applied to vesting of RSUs granted to Mr. Barker in 2007 were specified targets for EPS and ROIC, target reductions in SG&A expenses as a percentage of annual revenues, and target savings achieved under the Company’s strategic sourcing initiative. These goals, other than the one related to strategic sourcing, were also used for the 2006 performance-based RSU grants to named executive officers, in addition to improvements in contractor supply gross margins and the redesign and implementation of certain financial programs and processes. The Committee considers the specified targets for EPS and ROIC to be indicators of overall Company performance, and applied them to all 2006 and 2007 performance-based RSU grants to the named executive officers. The other performance goals relate to specific aspects of the Company’s operations that the Company is focusing on and that the Committee believes should be encouraged and rewarded.

The Committee’s primary focus with respect to the EPS and ROIC measures was to establish targets for the Company at the end of a three-year period. Accordingly, the EPS and ROIC performance goals include “catch-up” provisions that permit vesting of RSUs if the targets are achieved in the third year, even if the specified annual targets are not achieved in one or both of the first two years. In contrast, the other performance goals are primarily annual goals, and accordingly they do not include a catch-up provision.

In 2008, reflective of the Company’s strategic refocus on EBITDA growth, the Company, with the assistance of the consulting firm Towers Perrin, redesigned its long-term cash incentive plan for non-executives. The Committee then adopted the performance measures in the new plan for purposes of establishing the performance goals for its 2008 executive RSU grants. These grants were made to Messrs. Kneeland and Schwed, in recognition that they had not received equity grants in 2007, and to Mr. Barker. Because Mr. Welch in 2006, when he became permanent chief financial officer, received a grant of RSUs intended to cover all long-term incentive compensation for a three-year period, he did not receive an additional RSU grant in 2008. As was the case with prior RSU grants, a portion of the RSU grants to Messrs. Kneeland and Schwed also vests over a three-year period based on continued employment. Mr. Barker’s 2008 RSU grant was entirely performance-based.

The 2008 performance-based RSUs are different from prior grants in a number of ways. First, they will be cash-settled. Second, they have a single performance goal, focused on EBITDA growth and margin and measured solely at the end of the three-year performance period (December 31, 2010). Third, depending upon the extent to which the performance goal is achieved or surpassed, the RSUs will achieve a formulaic per unit value, unrelated to the market price of the Company’s stock at that time. The Committee believes that these changes are appropriate to re-align new equity grants with the Company’s revised strategic plan, as well as to narrow the benefit of such an award to achievement of the specific goal, as opposed to also creating a benefit or detriment from unrelated fluctuations in the Company’s stock value. In this way, the 2008 performance-based RSUs are similar to prior grants of awards made under the Company’s Long-Term Incentive Plan adopted in 2004. The Long-Term Incentive Plan, however, limits performance award measures to a formula tied to EPS growth, which the Committee does not currently believe is the best measure, given the Company’s revised strategic plan focusing on EBITDA growth.

Accordingly, the 2008 performance-based RSUs, which will cliff vest on December 31, 2010, have a value per unit that will be based primarily upon the extent to which the Company achieves or surpasses a target level of $3.648 billion in cumulative EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The unit value is then further adjusted depending upon whether average EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive). The target levels for cumulative EBITDA and average EBITDA margin have been set to be consistent with the Company’s announced goal of achieving an incremental $500 million in annual EBITDA within 5 years.

At the target level of cumulative EBITDA and within the target range of average EBITDA margin, the value of each RSU at vesting will be $20.00. If, however, the average EBITDA margin is below 34%, then the unit value will be reduced by multiplying it by .80. If, however, the average EBITDA margin is above 35%, then the unit value will be increased by multiplying it by 1.20. For each RSU, a minimum threshold, of 5% less than the target cumulative EBITDA, has been set below which the value of each unit will be reduced to zero. A maximum threshold, of 10% more than the target cumulative EBITDA, has also been set, at or above which a multiplier will be applied to the target value of the unit, depending upon the average EBITDA margin. At average EBITDA margins below 34%, between 34% and 35% (inclusive) and above 35%, the multipliers will be respectively 1.33, 1.67 and 2.00. Achievements of cumulative EBITDA levels between these minimum and maximum thresholds will result, for each of the three possible average EBITDA margin outcomes (i.e., below the range, within the range, or above the range) in interpolated amounts of unit values, with the maximum possible RSU value being $40.00 (at cumulative EBITDA above $4.013 billion and average EBITDA margin above 35%). Upon settlement, the market value of the common stock underlying the RSUs will be adjusted, using the Committee’s discretion under the Company’s 2001 Comprehensive Stock Plan, as amended and restated, to equal the per unit cash value dictated by the above performance goals and formulae.

The following table sets forth the various performance vesting measures applied to the named executive officers with respect to their RSU grants for 2006 through 2008:

Executive[1]	Total RSUs Granted		Vesting in three annual installments	Performance goals providing for vesting ratably over a three-year period						Three year cliff vesting
				ROIC	EPS	SG&A	Financial programs redesign	Contractor supply margins	Strategic Sourcing Initiative	EBITDA Growth
Wayland Hicks
2006	150,000		50,000	50,000	50,000	—	—	—	—	—
Martin Welch
2006	190,000		100,000	20,000	20,000	20,000	30,000	—	—	—
Michael Kneeland
2006	100,000		50,000	12,500	12,500	12,500	—	12,500	—	—
2008	185,000		80,000	—	—	—	—	—	—	105,000
Kurt Barker
2007	50,000	[2]	25,0000	7,500	7,500	5,000	—	—	5,000
2008	75,000	[2]								75,000
Roger Schwed
2006	45,000		35,000	5,000	5,000	—	—	—	—	—
2008	100,000		42,000	—	—	—	—	—	—	58,000

(1)	Mr. Helvie is omitted from the table above, having resigned from the Company in November 2007 and forfeited his outstanding RSUs.
(2)	Mr. Barker’s performance-based RSUs were subsequently forfeited when he stepped down from his executive officer position in March 2008.

Wayland Hicks.    As chief executive officer until June 2007, Mr. Hicks’ responsibilities extended to all aspects of the Company’s operations and performance and are not limited to any specific areas. Consequently, the Committee believed that the best measures for Mr. Hicks’ performance with respect to his 2006 RSU grants were EPS and ROIC, which are broad performance measures that relate to the overall performance of the Company. The other performance measures that apply to the other named executive officers are more narrowly tailored toward their respective responsibilities and relate to more specific aspects of the Company’s performance. As such, the Committee believed that these other measures were not as useful as a measure of Mr. Hicks’ performance, which is more comprehensive in scope.

Michael Kneeland.    Prior to his promotion to the interim chief executive officer position in June 2007, Mr. Kneeland was responsible, among other things, for reducing SG&A and for improving contractor supply gross margins. Consequently, for his 2006 RSU grant, half of Mr. Kneeland’s performance-vested RSUs related to these measures. The other performance-vested RSUs related to the more comprehensive measures of EPS and ROIC. For his 2008 RSU grant, all of his performance-vested RSUs, as described above, relate to the comprehensive measures of EBITDA growth and margin, consistent with his new, broader role.

Martin Welch.    The redesign and implementation of certain of the Company’s financial programs and processes has been a major and ongoing project that is increasing efficiency and generating substantial benefit for the Company. Accordingly, the Committee believed at the time of his 2006 RSU grant that Mr. Welch, who is responsible for this project, should be provided an incentive to complete it in a timely and successful manner. As chief financial officer, Mr. Welch is also instrumental in achieving reductions in the Company’s SG&A. In addition, as with all named executive officers, vesting under his 2006 grant is dependent on the more comprehensive measures of EPS and ROIC.

Kurt Barker.    Upon his April 2007 promotion to executive vice president–corporate services, Mr. Barker assumed responsibility under Mr. Kneeland for the Company’s strategic sourcing initiative and for its SG&A reduction efforts. Accordingly, the Committee believed it to be appropriate, in connection with his 2007 RSU grant, to provide Mr. Barker with a financial incentive geared to the success of these projects. In addition, as with all named executive officers, vesting under his grant is dependent on the more comprehensive measures of EPS and ROIC. For his 2008 RSU grant, all of his RSUs relate to the comprehensive measures of EBITDA growth and margin, consistent with the grants received by other named executive officers. Upon stepping down from his executive officer position in March 2008, however, all of Mr. Barker’s performance-based RSUs were forfeited.

Roger Schwed.    As the Company’s general counsel, Mr. Schwed’s responsibilities extend to all areas of the Company’s operations. Consequently, analogous to Mr. Hicks and, post-June 2007, Mr. Kneeland, the Committee views the comprehensive measures of overall Company performance of EPS and ROIC (for the 2006 grants) and EBITDA growth and margin (for the 2008 grants) as the most appropriate performance measures for Mr. Schwed.

Deferred Compensation

The Company affords the named executive officers an opportunity to defer a portion of their compensation and to defer the receipt of the shares of common stock that ordinarily would be received upon the vesting of RSUs. The deferred cash amounts are credited with earnings based on the investment performance of certain deemed investments. The deferred RSUs are not credited with earnings, but changes in value of common stock similarly change the value of the deferred RSUs. The deferred compensation, which may be of significant benefit to the executives and entails a minimal administrative expense for the Company, is a common benefit provided to senior executives of similarly situated companies. Consequently, the Committee believes that it is appropriate to provide an opportunity for such deferred compensation.

Benefits upon termination of employment

The Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting key executives. Accordingly the employment agreements with the named executive officers, other than Messrs. Hicks and Helvie, provide that in the event that the Company terminates the executive without Cause or the executive terminates for Good Reason (both terms as defined in the employment agreement with the named executive officer), the executive will receive a payment over a one-year period equal to 100% of the executive’s base salary plus 100% of the executive’s target bonus. Although it is no longer applicable because of his retirement in June 2007, Mr. Hicks’ severance in such a case would have equaled 2.99 times his base salary at the time of termination and his highest annual bonus paid during the three years immediately preceding the termination of employment. Similarly, Mr. Helvie, prior to his November 2007 resignation, would have received in such a case a partial or full acceleration of a retention bonus he had been granted in April 2007. Mr. Barker, following his stepping down as an executive officer in March 2008 (he remains an employee), entered into an amended employment agreement that no longer provides for any severance benefits.

In addition, all of the Company’s time-vested RSU grants to executive officers discussed above provide that if the Company terminates the executive without Cause or the executive terminates for Good Reason, a pro rata portion of such RSUs scheduled to vest during the year will vest on the date of termination.

Pension and retirement benefits

The Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides employer matching contributions (subject to certain limitations) for employee contributions.

In addition, Mr. Hicks’ employment agreement, which was entered into in 2004, provided him with a retirement benefit based on Mr. Hicks’ base salary at the time of retirement and his highest annual bonus paid during the three years immediately preceding retirement. Because Mr. Hicks retired during 2007, the benefit amount was equal to 1.5 times salary plus bonus. The amount was paid as a one time lump sum payment. In addition, the Company is obligated to provide Mr. Hicks with continued benefits and perquisites from the Company comparable to those received prior to retirement for eighteen months following retirement.

Perquisites and Other Personal Benefits

The Company traditionally has provided named executive officers with certain perquisites and personal benefits that the Company and the Committee believe are reasonable and consistent with the general practice of similarly situated companies. These additional benefits have not comprised and are not intended to comprise a significant portion of an executive’s compensation.

The named executive officers are not provided with generally applicable perquisites and benefits, other than participation in the plans and programs described above and the Company’s health and welfare benefits plans under which all salaried employees are entitled to participate. Rather, there are certain specific perquisites and benefits to which the Company has agreed to compensate particular executives based on their specific situation. Among these, as more fully described below in the Summary Compensation Table, are occasional use of the Company’s corporate aircraft for personal air travel (however, as part of the Company’s SG&A reduction initiatives, all aircraft have since been sold), temporary housing and living expenses and use of Company vehicles or car services.

Change in Control Provisions

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions in their employment agreements and/or equity awards are important tools for aligning executives’ interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously-set performance measures. Consequently, RSU awards to the named executive officers include the following provisions:

•	All time-vested RSUs will vest in full upon a change in control.

•	If the change in control results in the Company (or any parent entity) ceasing to be publicly traded, all performance-vested RSUs also will vest in full upon a change in control.

•

If the employment of the RSU recipient is terminated by the Company without Cause or by the individual for Good Reason (both terms as defined in the employment agreement with the named executive officer), within 12 months following any other change in control, all performance-vested RSUs will vest in full upon the termination of employment.

In addition, Mr. Hicks’ employment agreement provided for full vesting of all equity grants upon a change of control and a gross-up of any excise taxes payable by Mr. Hicks pursuant to a change in control. Upon his retirement in June 2007, Mr. Hicks’ forfeited 133,334 RSUs that were subject to such a provision. However, with the Company in the midst of its announced process to explore strategic alternatives, including a possible sale of the Company, the Committee believed that this forfeiture was not appropriate and determined to award Mr. Hicks a new grant of 133,334 RSUs that would vest if and only if a change in control occurred on or prior to December 31, 2007. However, this new grant ultimately expired, without value, when no change in control occurred during this period. Accordingly, Mr. Hicks no longer has any unvested equity grants.

Until his resignation in November 2007, Mr. Helvie’s employment agreement provided for full vesting of any restricted stock or stock options previously granted to him if he were terminated within six months of a change in control. Mr. Helvie forfeited all unvested awards held by him at the time of his resignation.

After the Company’s announcement that it was exploring strategic alternatives, the Committee also determined to amend the terms of all equity awards outstanding on April 20, 2007 that vest based upon continued employment with the Company. The amendment provided that each such award that is unvested will accelerate and become fully vested upon a change in control of the Company, regardless of when it occurs. This amendment applies to executives and non-executives alike.

At approximately the same time, while the Company began providing retention bonuses to key non-executive employees, the Committee determined to provide retention bonuses to each of Messrs. Welch, Kneeland and Schwed. The retention bonuses were contingent upon and payable six months following a change in control. The amounts of the retention bonuses for Messrs. Kneeland and Welch were to be determined by the Committee in its discretion, subject to specified maximums of $350,000 each, and was set at a fixed $325,000 for Mr. Schwed. The Committee also determined to provide a retention bonus to Mr. Helvie in the amount of $315,000, one half of which would have been earned and paid upon the earlier of February 15, 2008 or a change in control of the Company and one half of which was contingent upon and would have been paid six months following a change in control of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and any of the four highest paid other executive officers. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. The Board considers these requirements when designing the compensation program for the named executive officers. The Company believes that the compensation paid to the named executive officers generally is fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers or for other reasons.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements. A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. The Company believes it is operating in good faith compliance with the statutory provisions, which were effective January 1, 2005, and the final regulations, which became effective on January 1, 2008. The Compensation Committee, through its legal counsel, monitors compliance with section 409A.

Compensation Committee Report

The Compensation Committee of the Company has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the Company’s 2007 annual report on Form 10-K.

THE COMPENSATION COMMITTEE

Michael S. Gross, Chairman

Jenne K. Britell, PhD.

Brian D. McAuley

Gerald Tsai, Jr.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(24)	Total ($)
Michael Kneeland	2007	$493,750	(3)	$318,173	(4)	$1,085,071	(5)	—	$331,827	(6)	—	$35,823	$2,264,644
Interim Chief Executive Officer(2)	2006	$378,077		—		$1,318,962		—	$972,600		—	$19,088	$2,688,727
Martin Welch	2007	$553,125	(7)	—		$1,934,026	(8)	—	$475,847	(9)	—	$32,131	$2,995,129
Executive Vice President—Chief Financial Officer	2006	$667,500		$301,924		$2,892,931		—	$498,400		—	$132,830	$4,493,585
Kurtis Barker (10)	2007	$336,984	(11)	$303,380	(12)	$745,970	(13)	—	—		—	—	$1,386,334
EVP—Corporate Services
Roger Schwed	2007	$418,750	(14)	$129,836	(15)	$484,910	(16)	—	$345,164	(17)	—	—	$1,378,660
Executive Vice President and General Counsel	2006	$221,539		$285,000		$479,791		—	—		—	—	$986,330
Wayland Hicks(18)	2007	$416,849	(19)	—		$3,578,685	(20)	—	$239,565	(21)	$2,454,000	$61,155	$6,750,254
Former Chief Executive Officer	2006	$710,576		—		$3,842,583		—	$5,142,500		—	$75,138	$9,770,797
Todd Helvie(22)	2007	$296,152	(23)	—		—		—	—		—	—	$296,152
Former Senior Vice President and Controller	2006	$277,980		$330,000		$109,248		$28,794	$71,240		—	—	$817,262

(1)	Note 2 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2007, includes a discussion of the assumptions made in the valuation of option awards.
(2)	Effective June 4, 2007, Mr. Kneeland assumed the role of interim chief executive officer.
(3)	Represents payment of base salary at an annual rate of $400,000 through March 31, 2007 and $525,000 thereafter.
(4)	Represents discretionary cash bonus awarded in 2007 (see “Compensation Discussion and Analysis—Performance-based Compensation”).
(5)	Represents the amount recognized as an expense in 2007 with respect to RSUs granted in 2006.
(6)	Represents the amount earned under the 2007 grant under the Annual Incentive Compensation Plan.
(7)	Represents payment of base salary at an annual rate of $525,000 through March 31, 2007 and $562,500 thereafter.
(8)	Represents the amount recognized as an expense in 2007 with respect to RSUs granted in 2006.
(9)	Represents the amount earned under the 2007 grant under the Annual Incentive Compensation Plan.
(10)	Effective April 23, 2007, Mr. Barker was appointed executive vice president – corporate services.
(11)	Represents payment of base salary at an annual rate of $251,449 through April 22, 2007 and $375,000 thereafter.
(12)	Represents the amount earned under the Company’s employees’ annual incentive compensation program, in recognition of Mr. Barker’s performance in 2007
(13)	Represents the amount recognized as an expense in 2007 with respect to RSUs granted in 2007.
(14)	Represents payment of base salary at an annual rate of $400,000 through March 31, 2007 and $425,000 thereafter.
(15)	Represents discretionary cash bonus awarded in 2007 (see “Compensation Discussion and Analysis—Performance-based Compensation”).
(16)	Represents the amount recognized as an expense in 2007 with respect to RSUs granted in 2006.
(17)	Represents the amount earned under the 2007 grant under the Annual Incentive Compensation Plan.
(18)	Mr. Hicks retired as chief executive officer of the Company on June 4, 2007. He remains vice chairman of the Board.
(19)	Represents payment of base salary at an annual rate of $750,000 through March 31, 2007 and $800,000 through Mr. Hicks’ retirement date, June 4, 2007.
(20)	Represents the amount recognized as an expense in 2007 with respect to equity grants made in previous years.
(21)	Represents the pro-rated amount (through June 4, 2007) earned under the 2007 grant under the Annual Incentive Compensation Plan.
(22)	Todd Helvie voluntarily resigned from the Company on November 30, 2007. As a result, he forfeited unvested equity awards that were outstanding and did not receive a bonus for 2007.

(23)	Represents payment of base salary at an annual rate of $300,000 through March 31, 2007 and $315,000 through November 30, 2007.
(24)	As part of its compensation program, we provide our executives with certain perquisites and personal benefits. In 2007, the named executive officers received the benefits listed in the table below. In accordance with SEC regulations, perquisites and personal benefits have been omitted where the total annual value for a named executive officer is less than $10,000.

	Company Car		Use of Private Aircraft	Car Service		Relocation Expense	Insurance Premiums		Other		Total
Michael Kneeland	$2,625	(1)	$—	$—		$—	$—		$33,198	(2)	$35,823
Martin Welch	$5,932		$—	$3,081	(3)	$23,118	$—		$—		$32,131
Wayland Hicks	—		$16,630	$—		—	$44,525	(4)	$—		$61,155

(1)	Benefit pertaining to personal use of Company car, which ended in February 2007.
(2)	Represents reimbursement (grossed up for taxes) of expense incurred by executive and spouse in connection with a Company-sponsored employee recognition event .
(3)	Represents car service expenses, which ended in March 2007.
(4)	Consists of $44,000 of supplemental life and $525 of long-term disability insurance premiums paid in 2007.

The primary components of the compensation for the named executive officers are based on their employment agreements with us. The following discussion explains the material terms of the employment agreements and also explains other compensation components that are not included in the employment agreements. The rights of the named executive officers to receive certain benefits upon termination of employment or a change in control of the Company are described below, respectively, in “— Benefits upon Termination of Employment” and “— Benefits upon a Change in Control.”

Mr. Kneeland

On March 1, 2007, Mr. Kneeland was promoted from executive vice president—operations to executive vice president and chief operating officer. On June 4, 2007, Mr. Kneeland assumed the role of Interim chief executive officer upon Mr. Hicks’ retirement.

Base Salary. Mr. Kneeland’s annual base salary was increased from $400,000 to $525,000 in connection with his promotion to executive vice president—chief operating officer, effective April 1, 2007. The Compensation Committee determined not to further change Mr. Kneeland’s base salary upon his assuming the interim chief executive officer role or otherwise in 2008.

Annual Incentive Compensation Plan. Mr. Kneeland is eligible to participate in the Plan each year and, in 2007, as required by his employment agreement, Mr. Kneeland’s target bonus was 100 percent of base salary and his maximum bonus was 125 percent of base salary. In 2008, the Compensation Committee determined to raise Mr. Kneeland’s target bonus to 125 percent of base salary, while maintaining his maximum bonus as 150 percent of base salary.

Restricted Stock Units. The Compensation Committee has periodically awarded RSUs to Mr. Kneeland, including 100,000 RSUs granted in 2006 and 185,000 RSUs granted in 2008. The terms of these grants are described in “Compensation Discussion and Analysis—Performance-based Compensation” above. No RSUs were granted to Mr. Kneeland in 2007. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

Mr. Welch

Base Salary. Mr. Welch’s annual base salary was increased from $525,000 to $562,500, effective April 1, 2007. The Compensation Committee determined not to change Mr. Welch’s base salary for 2008.

Annual Incentive Compensation Plan. Mr. Welch is eligible to participate in the Plan each year and, as required by his employment agreement, in 2007 Mr. Welch’s target bonus was 90% base salary and his maximum bonus was 125% of base salary. This range remains the same for 2008.

Relocation Allowance. In connection with his transitioning from interim to permanent chief financial officer, Mr. Welch received a relocation allowance equal to $7,500 per month on an after-tax basis (equivalent to $10,747 on a pre-tax basis) for expenses incurred by him for temporary living arrangements for the period between March 1, 2006 and February 28, 2007.

Restricted Stock Units. The Compensation Committee granted Mr. Welch 190,000 RSUs in 2006. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-based Compensation” above. No RSUs were granted to Mr. Welch in 2007 or 2008, in recognition that the 2006 grant was intended to cover equity compensation for a three-year period. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

Mr. Barker

Mr. Barker relinquished his position as executive vice president—corporate services on March 29, 2008. However, he continues his employment with us in the capacity of special projects manager.

Base Salary. Mr. Barker’s annual base salary was $251,449 prior to his promotion to executive vice president — corporate services and was increased to $375,000, effective April 24, 2007. On March 29, 2008, Mr. Barker’s base salary was reduced in accordance with his new role.

Bonus. In 2007, Mr. Barker did not participate in the Company’s Annual Incentive Compensation Plan. He did participate in the employees’ annual incentive compensation program. His target bonus was 90% of base salary and his maximum bonus was 125% of base salary.

Restricted Stock Units. Mr. Barker was granted 50,000 RSUs in 2007, 25,000 of which were performance-based and 25,000 of which were time-based. He was also granted 75,000 RSUs in 2008, all of which were performance-based The terms of the 2007 and 2008 RSU grants are described in “Compensation Discussion and Analysis—Performance-based Compensation” above and the 2007 grant is also described in “Grants of Plan-Based Awards in 2007” below. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table. As a result of stepping down from his executive officer position in March 2008, Mr. Barker forfeited all of his previously-granted performance-based RSUs.

Mr. Schwed

Base Salary. Mr. Schwed’s base salary increased from $400,000 to $425,000, effective April 1, 2007. The Compensation Committee determined not to change Mr. Schwed’s base salary for 2008.

Annual Incentive Compensation Plan. Mr. Schwed is eligible to participate in the Plan each year and, as required by his employment agreement, in 2007, Mr. Schwed’s target bonus was 90% of his base salary and his maximum bonus was 125% of his base salary. This range remains the same for 2008.

Restricted Stock Units. The Compensation Committee has periodically awarded RSUs to Mr. Schwed, including 45,000 RSUs granted in 2006 and 100,000 RSUs granted in 2008. The terms of these grants are described in “Compensation Discussion and Analysis—Performance-based

Compensation” above. No RSUs were granted to Mr. Schwed in 2007. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

Mr. Hicks

Mr. Hicks retired as our chief executive officer, effective June 4, 2007. In connection with his retirement, we entered into an agreement with Mr. Hicks that (i) provides that Mr. Hicks will remain vice chairman of our Board in accordance with the Company’s by-laws, and (ii) confirms the compensation terms already applicable in the event of retirement under Mr. Hicks’ employment agreement and outstanding equity awards.

Base Salary. The Compensation Committee increased Mr. Hicks’ annual base salary from $750,000 to $800,000. effective April 1, 2007. Mr. Hicks does not receive base salary following his retirement on June 4, 2007.

Annual Incentive Compensation Plan. Until his retirement, Mr. Hicks was eligible to participate in the Plan and, in accordance with his employment agreement in effect prior to such retirement, his target bonus for each year had to be at least $550,000, 100% of his 2004 base salary. In 2007, Mr. Hicks’ target bonus was 100% of his then-current base salary and his maximum bonus was 150% of such base salary. The amount he earned under the terms of the Plan for 2007, however, were pro rated to the date of his retirement.

Restricted Stock Units. The Compensation Committee has periodically awarded RSUs to Mr. Hicks, including 150,000 RSUs granted in 2006. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-based Compensation” above. Mr. Hicks also received a grant of 133,334 contingent RSUs in June 2007 that ultimately expired, without value, on December 31, 2007. The terms of this grant are described in “Compensation Discussion and Analysis—Change in Control Provisions” Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

As a continuing, non-management director, Mr. Hicks currently receives director fees and, accordingly, received an award of 1,330 RSUs at the beginning of 2008. The terms of this grant are described in “Director Compensation for Fiscal 2007” below.

Benefits. For a period of 18 months following his retirement date, Mr. Hicks is entitled to participate in our group health insurance program, group life insurance program, supplemental life insurance program, group short-term and long-term disability plans that are generally made available to other current senior executives of the Company.

Mr. Helvie

Mr. Helvie voluntarily resigned from the Company as senior vice president and controller on November 30, 2007.

Base Salary. Mr. Helvie’s annual base salary was increased from $300,000 to $315,000, effective April 1, 2007.

Bonus. In 2007, Mr. Helvie participated in the employees’ annual incentive compensation program, but did not receive any bonus thereunder because he resigned before year-end.

Equity Compensation. Mr. Helvie did not receive any equity awards in 2007 and, upon his resignation, forfeited all previously-granted unvested and outstanding equity awards.

Severance Benefits. Because his resignation was voluntary, Mr. Helvie did not receive any severance benefits in connection with the termination of his employment.

Benefits

The employment agreements of the named executive officers generally provide that they are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

Indemnification

We have entered into indemnification agreements with each of our current and former executive officers listed above. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold (#)	Target (#)	Maximum (#)
Michael Kneeland	—	—	—	—	—	—	—	—
Martin Welch	—	—	—	—	—	—	—	—
Kurtis Barker(2)	4/30/2007	2,083	8,332	25,000	25,000	—	—	$918,000
Roger Schwed	—	—	—	—	—	—	—	—
Wayland Hicks	—	—	—	—	—	—	—	—
Todd Helvie	—	—	—	—	—	—	—	—

(1)	As described in more detail below, these columns reflect RSUs that vest over a three year period based on the achievement of specified performance goals. The threshold column reflects the amount of units that would vest and shares that would be granted if the minimum performance goals (for goals that have thresholds below a target level) were met in one year. The target column reflects the amount of units that would vest and shares that would be granted if the target performance goals were met in one year. The maximum column reflects the maximum amount of units that would vest and shares that would be granted based on the achievement of the performance goals over the entire vesting period.
(2)	All unvested performance RSUs were forfeited in March 2008 upon Mr. Barker’s resignation as executive vice president – corporate services.

Upon vesting of an RSU, Mr. Barker is entitled to receive one share of our common stock for each unit. The grant vests over three years, partially based on continued employment with the Company (reflected in the All Other Stock Awards column) and partially based upon the achievement of performance goals. The performance goals are either a specified target that must be achieved or a range between threshold and maximum amounts.

As a result of relinquishing his executive officer position in March 2008, Mr. Barker forfeited all of his performance-based RSUs. However, the performance goals were as follows:

•

Meeting specified targets for EPS. A threshold and maximum vesting amount are established for each of the three vesting years, with pro rata vesting if the EPS is between the threshold and maximum amounts. The third vesting year is a catch-up year; if the EPS reflects a cumulative amount at least as great as would have been achieved upon attainment of the minimum target EPS for either or both of the preceding two years, the vesting amounts for those years will vest.

•

Meeting specified targets for ROIC. A specified amount of RSUs vest each year of the three vesting years if the target ROIC is achieved. In addition, the third vesting year is a catch-up year; if the target ROIC is achieved, any amounts that did not vest the first two vesting years because the ROIC target was not achieved will vest.

•

Target reductions in SG&A expenses. A threshold and maximum vesting amount are established for each of the three vesting years, with pro rata vesting if the reduction in SG&A is between the threshold and maximum amounts.

•

Strategic sourcing initiative savings. A specified amount of RSUs vest each year of the three vesting years if the target percentage for realized savings under the Company’s strategic sourcing initiative is achieved.

The RSU agreement also provides for accelerated vesting upon a change in control and certain terminations of employment, as described under “—Benefits upon a Change in Control” and “—Benefits upon Termination of Employment” below.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested option awards, unvested shares of restricted stock, unvested RSUs, and RSUs with performance conditions not yet satisfied for each named executive officer as of December 31, 2007. The vesting schedule for each grant can be found in the footnotes to this table, based on the award grant date. For additional information about equity awards, see “Compensation Discussion and Analysis—Performance-based Compensation.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Kneeland	7,500	—	$36.81	7/29/2008	36,329	(2)	$667,000	30,340	(3)	$557,042
	7,500		$24.00	12/11/2008
	20,000		$31.94	1/8/2009
	10,000		$26.25	6/24/2009
	13,333		$13.75	3/15/2010
Martin Welch	—	—	—	—	71,459	(4)	$1,311,987	28,543	(5)	$524,049
Kurtis Barker	7,500	—	$36.81	7/29/2008	28,463	(6)	$522,581	19,871	(7)	$364,832
	7,500		$24.00	12/11/2008
Roger Schwed	—	—	—	—	24,532	(8)	$450,408	5,470	(9)	$100,429
Wayland Hicks	200,000	—	$12.44	10/9/2008	—		—	—		—
	50,000		$20.00	4/10/2013
	225,000		$21.94	4/10/2013
	50,000		$15.00	4/10/2013
Todd Helvie	—	—	—	—	—		—	—		—

(1)	Amounts in this column reflect a closing price per share of our common stock of $18.36 on December 31, 2007.
(2)	Represents (i) 33,334 RSUs that were granted in June 2006 and will vest on May 15, 2008 and May 15, 2009 and (ii) 2,995 RSUs granted in May 2006 that vested on March 10, 2008 based on the achievement of performance goals as of December 31, 2007.
(3)	Represents 16,668 RSUs that will vest in 2009 and 2010 if the performance goals are achieved during 2008 and 2009, respectively. In addition, if the performance goals are not achieved in 2008, up to 13,672 of the RSUs that did not vest as a result may vest in 2009, based on the achievement of performance goals in 2009. These RSUs are part of the June 2006 grant of 100,000 RSUs, of which 50,000 vest based on continued employment and 50,000 vest based on achievement of performance goals.
(4)	Represents (i) 66,667 RSUs that were granted in May 2006, of which 33,333 vested on March 31, 2008 and 33,334 will vest on March 31, 2009 and (ii) 4,792 RSUs granted in May 2006 that vested on March 10, 2008 based on the achievement of performance goals as of December 31, 2007.
(5)	Represents 20,001 RSUs that will vest in 2009 and 2010 if the performance goals are achieved during 2008 and 2009, respectively. In addition, if the performance goals are not achieved in 2008, up to 8,542 of the RSUs that did not vest as a result may vest in 2009, based on the achievement of performance goals in 2009. These RSUs are part of the May 2006 grant of 190,000 RSUs, of which 100,000 vest based on continued employment and 90,000 vest based on achievement of performance goals.
(6)	Represents (i) 25,000 RSUs that were granted in April 2007, 8,333 of which will vest each of April 30, 2008 and 2009 and 8,334 of which will vest April 30, 2010, and (ii) 3,463 RSUs granted in April 2007 that vested on March 10, 2008 based on the achievement of performance goals as of December 31, 2007.
(7)	Represents 16,668 RSUs that will vest in 2009 and 2010 if the performance goals are achieved during 2008 and 2009, respectively. In addition, if the performance goals are not achieved in 2008, up to 3,203 of the RSUs that did not vest as a result may vest in 2009, based on the achievement of performance goals in 2009. These RSUs are part of the April 2007 grant of 50,000 RSUs, of which 25,000 vest based on continued employment and 25,000 vest based on achievement of performance goals. As a result of Mr. Barker stepping down from his executive officer position in March 2008, all of the RSUs reflected in this column have been forfeited.
(8)	Represents (i) 23,334 RSUs that were granted in June 2006 and will vest in equal amounts on June 15, 2008 and June 15, 2009 and (ii) 1,198 RSUs granted in June 2006 that vested on March 10, 2008 based on the achievement of performance goals as of December 31, 2007.
(9)	Represents 3,334 RSUs that will vest in 2009 and 2010 if the performance goals are achieved during 2008 and 2009, respectively. In addition, if the performance goals are not achieved in 2008, up to 2,136 of the RSUs that did not vest as a result may vest in 2009, based on the achievement of performance goals in 2009. These RSUs are part of the June 2006 grant of 45,000 RSUs, of which 35,000 vest based on continued employment and 10,000 vest based on achievement of performance goals.

Option Exercises and Stock Vested in 2007

The following table provides information for the named executive officers on the number of shares acquired upon the vesting of stock awards and stock option vesting and the value realized, based on the price of our common stock on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	—	—	24,998	$809,271
Martin Welch	—	—	76,665	$2,211,851
Kurtis Barker	7,000	$106,536	5,683	$181,146
Roger Schwed	—	—	14,998	$483,965
Wayland Hicks	—	—	49,998	$0	(1)
Todd Helvie	—	—	—	—

(1)	Mr. Hicks elected to defer the 49,998 shares of common stock that would have been issued upon vesting of his RSUs. Pursuant to the deferral terms in his award agreement, payment of the shares were deferred until December 4, 2007 and were paid out on April 21, 2008 at a value of $943,462.

Pension Benefits

The Company does not maintain any defined benefit pension plans, other than a retirement benefit for Mr. Hicks pursuant to his employment agreement. Upon Mr. Hick’s retirement on June 4, 2007, and, pursuant to the terms in his employment agreement, he received a one time lump-sum retirement payment of $2,454,000 (which is equal to 1.5 times his annual base salary at the time of retirement plus the highest annual bonus paid to him in the preceding three years). In addition, Mr. Hicks will continue to receive benefits and perquisites (described above in the text following the Summary Compensation Table) comparable to those received prior to retirement for 18 months following retirement.

Nonqualified Deferred Compensation in 2007

The deferrals reflected in the table below were made under two plans. Mr. Hicks’ deferrals were under the United Rentals, Inc. Restricted Stock Unit Deferral Plan (the “RSU Deferral Plan”) and Mr. Kneeland’s deferrals were under the United Rentals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Both plans are unfunded plans and the participants in the plans are unsecured general creditors of the Company. The Company did not make any contributions to either plan in 2007.

The RSU Deferral Plan permits executives to elect to defer receipt of shares of common stock when RSUs vest. Ordinarily, when a RSU vests, the recipient of the RSU receives a share of common stock in payment of the RSU. Under the RSU Deferral Plan, receipt of that share may be deferred to a date selected by the individual. The value of the deferred RSUs will fluctuate corresponding to changes in value of our common stock; no other income is credited to the deferred RSUs.

The Deferred Compensation Plan permits executives to defer all or part of the individual’s salary, bonus or restricted stock awards. The individual selects the date that payment of the deferred amounts will begin and the payment schedule, which may be a lump sum or up to 15 annual installments. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Michael Kneeland	—	$7,318.12	—	$141,577.12
Wayland Hicks		($1,298,557)		$2,753,963

(1)	Amounts in this column are not included in the Summary Compensation Table for 2007.

Benefits upon Termination of Employment

The following discussion describes the benefits that the named executive officers would receive upon a termination of employment (other than Messrs. Hicks and Helvie, who are no longer employees, although Mr. Hicks continues as a director). If the termination of employment occurs during specified periods after a change in control of the Company, the named executive officers might receive additional benefits, as described under “—Benefits upon a Change of Control” below.

If the employment of any of the named executive officers is terminated by us without Cause or by the executive for Good Reason, the executives would be entitled to the following benefits:

•	Cash severance:

•

Mr. Kneeland, pursuant to an amendment to his employment agreement entered into in March 2008, would receive a severance payment intended to equal his annual base salary and target annual bonus under the Annual Incentive Compensation Plan, and would receive the payment over a one-year period unless we, within 90 days of such termination, give him written notice that we desire his post-termination non-compete to be two years (instead of one). In such event, his severance payment would be doubled and paid over a two-year period.

•

Messrs. Welch and Schwed would receive a severance payment intended to equal the executive’s annual base salary and target annual bonus under the Annual Incentive Compensation Plan, and would receive the payment over a one-year period. Prior to his stepping down from his executive officer position in March 2008, Mr. Barker would have received the same severance payment as Messrs. Welch and Schwed.

•	Mr. Schwed (and Mr. Barker, prior to his stepping down from his executive officer position) would receive COBRA continuation coverage for one year at no cost.

•	Pro rata vesting of the next tranche of RSUs that would have vested based on continued employment with the Company.

If the employment of any of the named executive officers is terminated due to death or disability, the executive is entitled to the following benefits:

•

Mr. Schwed would receive pro rata vesting of the next tranche of RSUs that would have vested based on continued employment with the Company and vesting of the RSUs that would have vested based on achievement of performance goals during the year of termination.

•	Mr. Schwed would receive COBRA continuation coverage for one year at no cost.

In the case of a voluntary termination without Good Reason, Mr. Schwed would receive COBRA continuation coverage for one year at no cost.

The following table shows the compensation that the named executive officers would have received had they been terminated as of December 31, 2007. Mr. Helvie is not included in the table because he resigned in November 2007, with his employment terminating before year-end, and did not receive any severance.

Executive	Cash severance upon termination by the Company without Cause or by the executive for Good Reason	Accelerated vesting of restricted stock units and shares of restricted stock
		Termination by the Company without Cause or by the executive for Good Reason(5)	Death or disability
Michael Kneeland	$1,181,250 (paid over one year)(1)	$192,817 (value of acceleration of 10,502 RSUs)	0

Martin Welch	$1,068,750 (paid over one year)(2)	$461,093 (value of acceleration of 25,114 RSUs)	0

Kurtis Barker	$727,560 (paid over one year)(3)	$102,284 (value of acceleration of 5,571 RSUs	0

Roger Schwed	$822,560 (paid over one year)(4)	$116,788 (value of acceleration of 6,361 RSUs)	$178,000 (value of acceleration of 9,695 RSUs)

(1)	Representing 225% of Mr. Kneeland’s salary as of December 31, 2007 ($525,000) (Mr. Kneeland’s target annual bonus is 125% of his base salary). As discussed above, if we choose to extend Mr. Kneeland’s post-termination non-compete period from one year to two years, this amount would be doubled and paid out over two years.
(2)	Representing 190% of Mr. Welch’s salary as of December 31, 2007 ($562,500) (Mr. Welch’s target annual bonus is 90% of his base salary).
(3)	Representing the sum of (i) 190% of Mr. Barker’s salary as of December 31, 2007 ($375,000) (Mr. Barker’s target annual bonus is 90% of his base salary), and (ii) the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Barker.
(4)	Representing the sum of (i) 190% of Mr. Schwed’s salary as of December 31, 2006 ($425,000) (Mr. Schwed’s target annual bonus is 90% of his base salary), and (ii) the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Schwed.
(5)	Amounts in this column reflect a closing price per share of Company common stock of $18.36 on December 31, 2007.

For each of Messrs. Kneeland, Welch, Barker and Schwed, Cause generally includes, among other things, and subject to compliance with specified procedures, his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties with us. Good Reason includes, among other things, demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; or a material diminution of the executive’s duties and responsibilities.

The definitions summarized above vary in some respects among the executive officers’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

In the event of a change in control of the Company, the named executive officers (other than Mr. Barker) will receive the following benefits:

•	All RSUs that vest based on continued employment will vest in full upon the change in control.

•	If the change in control results in the Company ceasing to be publicly traded, all RSUs that vest based on the achievement of performance goals will vest in full upon the change in control.

•

If the employment of the executive is terminated by us without Cause or by the executive for Good Reason within 12 months following any other type of change in control, all RSUs that vest based on the achievement of performance goals will vest in full upon the termination of employment.

For Mr. Barker, if the change in control results in our ceasing to be publicly traded, he would have received pro rata vesting of the next tranche of both time-based and performance-based RSUs that would have vested, subject to a minimum vesting of 12,500 RSUs. In any other type of change in control, 12,500 of his RSUs would have vested. Because he stepped down as an executive officer in March 2008, however, Mr. Barker forfeited all of his performance-based RSUs.

The following table shows the compensation the named executive officers would have received in the event of a change in control of the Company on December 31, 2007. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Payments upon a Change in Control

Payments (in addition to payments in first column) upon:

•  termination by the Company without Cause or by the executive for Good Reason within 12 months following a change in control; or

•  a change in control that results in the Company ceasing to be publicly traded

Michael Kneeland	$612,012 (value of acceleration of vesting of 33,334 RSUs)	$612,012 (value of acceleration of vesting of 33,336 RSUs)

Martin Welch	$1,224,006 (value of acceleration of vesting of 66,667 RSUs)	$734,437 (value of acceleration of vesting of 40,002 RSUs)

Kurt Barker	$229,500 (value of acceleration of vesting of 12,500 RSUs)	$0

Roger Schwed	$428,412 (value of acceleration of vesting of 23,334 RSUs)	$122,425 (value of acceleration of vesting of 6,668 RSUs)

For purposes of the named executive officers’ grants, a change in control is generally defined as (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the Company’s assets; (iii) a merger or consolidation in which the Company is not the surviving corporation; or (iv) a merger or consolidation in which the Company is the surviving corporation but the Company’s stockholders receive securities of another corporation and/or other property, including cash.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors. The compensation program for the other directors is as set forth below. We believe our compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of our peer companies.

The current compensation arrangements are as follows:

•

annual retainer fees of (i) $55,000 for serving as director, (ii) $7,500 for serving as lead director, (iii) $12,500 for serving as chairman of any of the Audit Committee, the Special Committee or the Transaction Committee, and (iv) $7,500 for serving as chairman of either the Compensation Committee or the Nominating Committee;

•

meeting attendance fees of (i) $2,000 for each Board, Audit Committee, Transaction Committee, and Special Committee meeting, and (ii) $1,500 for each Compensation Committee and Nominating Committee meeting; and

•	an annual equity grant of $45,000 in fully vested RSUs, generally to be paid after three years (subject to acceleration in certain circumstances).

We also maintain a medical benefits program, comparable to that offered to our employees, in which our directors are eligible to participate at their own cost. See “Director Compensation for Fiscal 2007” below for additional information on directors’ compensation in 2007.

Deferred Compensation Plan for Directors

We maintain the United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-employee directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a bookkeeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of our common stock equal to the deferred amount (“Phantom Stock Units”), and the account is fully vested at all times.

Director Compensation for Fiscal 2007

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2007.

Name	Fees Earned in Cash 2007		Stock Award ($)(1)		All Other Compensation		Total
Leon Black	$83,000	(2)	$45,020				$128,020
Jenne Brittell	$153,000		$103,018	(3)			$256,018
Howard Clark	$134,500		$45,020				$179,520
Michael Gross	$145,500	(4)	$45,020				$190,520
Singleton McAllister	$130,500		$45,020				$175,520
Brian McAuley	$185,000		$45,020				$230,020
John McKinney	$125,000		$45,020				$170,020
Jason Papastavrou	$166,500		$45,020				$211,520
Mark Suwyn	$60,653		$45,020				$105,673
Gerald Tsai	$154,000		$45,020				$199,020
Keith Wimbush	$170,667		$45,020				$215,687
Wayland Hicks	$89,472		$0	(5)			$89,472
Bradley Jacobs(6)					$6,306,550	(7)	$6,306,550

(1)	Each non-management director received 1,330 RSUs on June 5, 2007, except for Mr. Hicks, who retired from the Company on June 4, 2007 and continued as a director. All RSUs are fully vested as of grant, but are not paid to a director until the earlier of (i) May 17, 2010, (ii) the fifth business day following the director’s termination of service for any reason, or (iii) the date of a change in control of the Company. The amounts in this column reflect the amount of expense recognized by us in respect of the grants.
(2)	Mr. Black’s director fees were not paid in cash, but as fully vested RSUs, which will be paid upon Mr. Black’s termination of services as a director
(3)	Represents $45,020 for 1,330 RSUs granted in June, 2007 and $57,998 recognized as an expense for 1,772 RSUs granted in April, 2007 in consideration of Dr. Britell’s joining the Board in late 2006.
(4)	Mr. Gross’ director fees were not paid in cash, but as fully vested RSUs, which will be paid upon Mr. Gross’ termination of services as a director.
(5)	Subsequent to his retirement as chief executive officer on June 4, 2007, Mr. Hicks became eligible to receive standard non-management director service fees. Accordingly, he received the same 1,330 RSUs as other directors, with the same payment and other terms. The RSUs were issued in February 2008.
(6)	Mr. Jacobs resigned from the Board and as its chairman in August 2007.
(7)	Represents (i) consultant fees under Mr. Jacobs’ service agreement with us of $180,632, (ii) $9,117 for health care coverage and (iii) $16,801 for personal use of the Company’s corporate aircraft (prior to the amendment referred to in the next sentence). Mr. Jacobs also received $6.1 million (inclusive of the Company’s tax gross-up obligation to him) in consideration of Mr. Jacobs amending his service agreement with the Company in June 2007 (x) to eliminate his right, both during and for three years after the agreement’s term, to use Company aircraft for personal use, and (y) to extend the duration of his non-compete from 12 to 18 months. The service agreement was subsequently terminated in full upon his resignation from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth as of April 24, 2008 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our common stock by (i) each director and named executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to us to be the owner of more than 5 percent of our common stock.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)		Percent of Common Stock Owned(2)
Michael J. Kneeland	149,304	(4)	*
Martin E. Welch III	74,036		*
Roger E. Schwed	21,645	(5)	*
John J. Fahey	10,667	(6)	*
Wayland R. Hicks	1,260,683	(7)	1.5%
Michael S. Gross	65,296	(8)	*
Leon D. Black	56,469	(9)	*
Jenne K. Britell, Ph.D.	3,102	(10)	*
Howard L. Clark, Jr.	10,036	(11)	*
Singleton B. McAllister	9,036	(12)	*
Brian D. McAuley	13,036	(13)	*
John S. McKinney	156,268	(14)	*
Jason D. Papastavrou, Ph.D.	6,036	(15)	*
Gerald Tsai, Jr.	4,794	(16)	*
Lawrence “Keith” Wimbush	3,036	(17)	*
All executive officers and directors as a group (15 persons)	1,843,444	(18)	2.1%

Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.	17,177,833	(19)	16.9%
Bank of America, Corp.	7,897,107	(20)	9.1%
Bradley S. Jacobs	4,503,269	(21)	5.2%
Colburn Music Fund	4,368,231	(22)	5.1%
SuttonBrook Capital Management L.P.	5,000,000	(23)	5.8%

*	Less than 1 percent.
(1)	Unless otherwise indicated, the address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.
(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	In certain cases, includes securities owned by one or more entities controlled by the named holder.
(4)	Consists of 74,305 outstanding shares, 58,333 shares issuable upon the exercise of currently exercisable options and 16,666 shares issuable upon settlement of RSUs that will vest within the next 60 days.
(5)	Consists of 9,978 outstanding shares and 11,667 shares issuable upon settlement of RSUs that will vest within the next 60 days.

(6)	Consists of 4,000 outstanding shares and 6,667 shares issuable upon the exercise of currently exercisable options.
(7)	Consists of 634,353 outstanding shares, 525,000 shares issuable upon the exercise of currently exercisable options and 100,000 shares issuable upon settlement of Phantom Stock Units that have vested (but with respect to which payment is deferred until six months following Mr. Hicks’ termination of service as a director) and 1,330 shares issuable upon settlement of RSUs that have vested (but with respect to which payment is deferred until May 2010, subject to acceleration in certain conditions).
(8)	Consists of 2,644 outstanding shares, 36,000 shares issuable upon exercise of currently exercisable options, 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions), and 23,616 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Gross’ service as a director.
(9)	Consists of 2,644 outstanding shares, 36,000 shares issuable upon exercise of currently exercisable options, 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions) and 14,789 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Black’s service as a director. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 19.
(10)	Consists of 3,102 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,772 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(11)	Consists of 1,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable options and 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(12)	Consists of 6,000 shares issuable upon the exercise of currently exercisable options and 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(13)	Consists of 4,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable options and 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(14)	Consists of 3,544 outstanding shares, 143,500 shares issuable upon the exercise of currently exercisable options, 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions) and 6,188 shares issuable upon the conversion of Quarterly Income Preferred Securities (“QUIPS”) issued by a subsidiary trust.
(15)	Consists of 3,000 shares issuable upon the exercise of currently exercisable options and 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(16)	Consists of 758 outstanding shares, 1,000 shares issuable upon the exercise of currently exercisable options and 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).

(17)	Consists of 3,036 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009 and payment of 1,330 RSUs is deferred until May 2010, subject to acceleration in certain conditions).
(18)	Consists of 811,262 outstanding shares, 827,500 shares issuable upon the exercise of currently exercisable options, 6,188 shares issuable upon conversion of QUIPS issued by a subsidiary trust, 60,089 shares issuable upon settlement of RSUs that have vested or will vest within the next 60 days and 138,405 shares issuable upon settlement of Phantom Stock Units.
(19)	Derived from a Schedule 13D, jointly filed with the SEC on January 4, 2008 by (i) Apollo Investment Fund IV, L.P. (“AIF IV”), (ii) Apollo Overseas Partners IV, L.P. (“Overseas IV”, and together with AIF IV, the “Apollo Funds”), (iii) Apollo Advisors IV, L.P. (“Advisors IV”), (iv) Apollo Capital Management IV, Inc. (“Capital Management IV”), (v) Apollo Principal Holdings I, L.P. (“Apollo Principal”), (vi) Apollo Principal Holdings, I GP, LLC (“Apollo Principal GP”), (vii) Apollo Management IV, L.P. (“Management IV”), (viii) Apollo Management, L.P. (“Management”), and (ix) Apollo Management GP, LLC (“Management GP”). Capital Management IV is the general partner of Advisors IV. The sole stockholder of Capital Management IV is Apollo Principal. Apollo Principal GP is the general partner of Apollo Principal. Management is the managing general partner and co-general partner of Management IV, and AIF IV Management, Inc. is a co-general partner of Management IV and serves as its administrative general partner. Management GP is the general partner of Management. The Apollo Funds own of record an aggregate of 1,844,500 shares of the Company’s common stock, including 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred. Of the shares indicated, (i) AIF IV is the beneficial owner of 16,297,184 shares, (ii) Overseas IV is the beneficial owner of 880,649 shares, and (iii) Advisors IV, Capital Management IV, Apollo Principal, Apollo Principal GP, Management IV, Management, and Management GP are each the beneficial owner of 17,177,833 shares. Each has shared voting power and shared dispositive power over all the shares they own. The directors and principal executive officers of Management GP and Apollo Principal GP are Messrs. Leon D. Black, Joshua Harris and Marc Rowan. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares reported as beneficially owned by the Reporting Person. The address of each of the Apollo Investment Fund IV, L.P. Reporting Persons is Two Manhattanville Road, Suite 203, Purchase, New York 10577.
(20)

Derived from a Schedule 13G, jointly filed with the SEC on February 7, 2008 by Bank of America Corp., NB Holdings Corp., Bank of America, N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corp., Banc of America Securities, LLC, Columbia Management Group, LLC, Columbia Management Advisors, LLC and Banc of America Investment Advisors, Inc. As reported in the 13G, Bank of America Corp. and NB Holdings Corp. each beneficially own 7,897,107 shares of the Company’s common stock. Each Reporting Person shares voting power over 7,309,220 of these shares and shared dispositive power over 7,897,107 of these shares. Bank of America, N.A. is the beneficial owner of 221,200 shares of common stock. It reports sole voting power and sole dispositive power over 10,504 of these shares, shared voting power over 194,235 of these shares and shared dispositive power over 210,696 of these shares. United States Trust Company, N.A. is the beneficial owner of 7,623,426 shares of the Company’s common stock. It reports sole voting power over 7,052,000 of these shares, sole dispositive power over 7,309,916 of these shares and shared dispositive power over 313,510 of these shares. Banc of America Securities Holdings Corp. and Banc of America Securities LLC each beneficially own 52,481 shares of United Rentals common stock. Each report sole voting power and sole dispositive power over 52,481 of these shares. Columbia Management Group, LLC and Columbia Management Advisors, LLC each beneficially own 210,371 shares of common stock. Columbia Management Group, LLC has shared voting power over 168,216 of these shares and shared dispositive power over 210,371 of these shares. Columbia Management Advisors, LLC has sole voting power over 168,216 of these shares and sole dispositive power over 210,371 of these shares. Banc of America Investment Advisors, Inc. is the beneficial owner of 25,694 shares of common stock, and has shared voting power with respect to all its shares. The address of each Reporting Person is 100 North Tyron Street, Floor 25, Bank of American Corporate Center, Charlotte, NC 28255.

(21)	Derived from a Schedule 13G filed with the SEC on February 13, 2008 by Mr. Jacobs. As reported in the Schedule 13G, Mr. Jacobs is the beneficial owner of, with sole voting and dispositive power with respect to, an aggregate of 4,503,269 shares of common stock. These shares are comprised of (i) 4,443,102 outstanding shares held by Mr. Jacobs or by other entities which he or his spouse may be deemed to control and (ii) 60,167 shares that may be acquired pursuant to currently exercisable warrants or QUIPS held by Mr. Jacobs or by other entities which he or his spouse may be deemed to control.
(22)	Derived from a Schedule 13G filed with the SEC on February 14, 2008 by Colburn Music Fund. As reported in the Schedule 13G, Colburn Music Fund has sole voting power and sole dispositive power with respect to all of the shares. Colburn Music Fund’s address is 1000 Wilshire Blvd., Suite 340, Los Angeles, California 90017.
(23)

Derived from a Schedule 13D, jointly filed with the SEC on December 4, 2007 by SuttonBrook Capital Management L.P., SuttonBrook Capital Portfolio L.P., John London and Steven M. Weinstein. As reported in the Schedule 13D, each of SuttonBrook Capital Management L.P., SuttonBrook Capital Portfolio L.P., John London and Steven M. Weinstein is the beneficial owner of 5,000,000 shares of the Company’s common stock and shares the power to direct the vote and disposition of the common stock. All such shares are held directly by SuttonBrook Capital Portfolio L.P. SuttonBrook Capital Management L.P. is the investment manager of SuttonBrook Capital Portfolio L.P. Messrs. London and Weinstein are managing members of SuttonBrook Holdings LLC and SuttonBrook Capital Associates LLC. The address of each Reporting Person is c/o SuttonBrook Capital Management LP, 598 Madison, 6th Floor, New York, NY 10022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of the members of the Compensation Committee had any relationship with the Company in 2007 requiring disclosure under applicable rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction”, which is defined under the policy as any relationship, arrangement, transaction or series of transactions between the Company and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members) that involves at least $120,000, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, other than the following:

•	transactions available to all employees generally;

•

transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the security receive the same benefit on a pro rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the security;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Board’s Compensation Committee or approved by the Board; or

•

transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by, the Board’s Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the chairman of the Audit Committee the authority to approve or ratify related party transactions in which the amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed and amended in April 2008. A copy of the current charter is available on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent auditors. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and E&Y the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007.

The Audit Committee also has discussed and reviewed with E&Y all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, E&Y provided to the Audit Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Audit Committee reviewed and discussed with E&Y any relationships that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to E&Y’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president – internal audit (“VP-IA”) and E&Y, with and without management present, and with KPMG LLP, the Company’s internal audit firm, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA and KPMG LLP, with and without management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 and, with management and E&Y, E&Y’s audit report on internal control over financial reporting as of December 31, 2007.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

Members of Audit Committee

Brian D. McAuley (chairman)

Jason D. Papastavrou

Lawrence “Keith” Wimbush

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates such Audit Committee Report by reference therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2007 through December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis other than one Form 4 filed late on behalf of Mr. Fahey.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has reappointed Ernst & Young LLP (“E&Y”) as independent auditors to audit the financial statements and the internal control over financial reporting of the Company for 2008, subject to ratification by the stockholders and execution of an engagement letter in form satisfactory to the Audit Committee. Ernst & Young LLP has audited the financial statements of the Company since our inception.

In the event that the stockholders fail to ratify this reappointment, or an engagement letter is not finalized, other certified public accountants will be appointed by the Audit Committee. Even if this reappointment is ratified, the Audit Committee, in its discretion, may appoint a new independent accounting firm at any time during the year, if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of E&Y is expected to be present at the annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal 2007 and 2006.

	2007	2006
Audit Fees	$4,777,350	$5,761,400
Audit-Related Fees	309,000	216,000
Tax Fees	35,350	69,000
All Other Fees	101,000	6,000

Total	$5,222,700	$6,052,400

Audit Fees.    Audit fees consist of fees paid for the integrated audit of our annual financial statements, review of the financial statements included in our reports on Form 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” above, that are reasonably related to the audit of our annual financial statements and review of the financial statements included in our reports on Form 10-Q. These fees included (1) services related to the Company’s employee benefit plans and services related to the SEC investigation in fiscal 2007 and 2006 of $150,000 and $216,000, respectively, and (2) services related to controls assessment in fiscal 2007 of $144,000.

Tax Fees.    Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning. The tax fees included (i) tax planning fees in fiscal 2007 and 2006 of $0 and $42,000, respectively, and (ii) assistance with Department of Labor and Internal Revenue Service projects related to the Company’s benefit plans in fiscal 2007 and 2006 of $35,350 and $27,000, respectively.

All Other Fees.    All Other Fees consist of fees for services, other than services described in the above three categories and primarily included $95,000 of services related to transaction support in fiscal 2007.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by E&Y in 2007 and 2006.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee has delegated its pre-approval authority to each member of the Audit Committee acting alone, provided that any pre-approval by an individual member is required to be reported to the full committee at its next scheduled meeting.

Voting

Ratification of the reappointment of E&Y as independent auditors to audit the financial statements of the Company for 2008 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board of Directors recommends that you vote FOR the ratification of the reappointment of Ernst & Young LLP as independent auditors (designated as Proposal 2 on the enclosed proxy card).

OTHER MATTERS

The Board does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide without charge a copy of our Annual Report on Form 10-K, as filed with the SEC, including financial statements and financial statement schedules but excluding exhibits. Requests should be mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich Connecticut 06831, Attention: corporate secretary.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

June 11, 2008

Please date, sign and mail

your proxy card

in the envelope provided

as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors

☐ FOR	NOMINEES

☐ AGAINST ☐ ABSTAIN	O Wayland R. Hicks (Term Expiring in 2009) O John S. McKinney (Term Expiring in 2009) O Singleton B. McAllister (Term Expiring in 2009) O Jenne K. Britell (Term Expiring in 2009)

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Auditors	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.

Signature of Stockholder                                                                   Date:

Signature of Stockholder                                                                   Date:

NOTE: This proxy must be signed exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2008 Annual Meeting of Stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, June 11, 2008: This Proxy Statement and the Company’s 2007 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael J. Kneeland, Martin E. Welch III, Roger E. Schwed or any of them with full power of substitution, proxies to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on June 11, 2008 at 2:00 p.m., local time, and at any adjournment or postponements thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

(Continued and to be signed on the reverse side)